Exhibit 99

N E W S R E L E A S E

Contact:	John S. Penshorn
Senior Vice President
952-936-7214

(For Immediate Release)

UNITEDHEALTH GROUP HOSTS INVESTOR CONFERENCE

Company Anticipates Strong Future Performance

MINNEAPOLIS (November 8, 2005) – UnitedHealth Group (NYSE: UNH) will report at the Company’s annual investor conference that it expects continued strong financial performance, driven by gains from increasing market share and strong operating margins across each of its business units.

Management will discuss its operating performance and outlook, a view of broad market dynamics and trends and the reasons it expects to capitalize on them, and specific insights into its various business activities during a meeting with institutional analysts and investors in New York City on November 9, 2005, beginning at 8:00 a.m. EST. The Company will also sponsor an audio webcast of this meeting and provide supplementary data points regarding future financial performance on its investor information page at www.unitedhealthgroup.com. Slides will not be distributed at the meeting or presented on the webcast.

In conjunction with the meeting, the Company will affirm its previous outlook for 2005 earnings of $2.48 per share, up 26 percent from $1.97 per share earned in 2004. Management will also discuss its 2006 financial outlook, which currently includes revenues of approximately $52 billion and earnings of $2.90 per share, including an estimate of five cents in earnings per share contribution from Medicare Part D but without consideration of any contributions from its pending merger with PacifiCare Health Systems.

Business Description

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves more than 55 million individuals nationwide.

Forward-Looking Statements

This news release may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. A list and description of some of the risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

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